EXHIBIT 99.1

Ziff Davis Acquires TechBargains.com

New York, NY—November 19, 2013—Ziff Davis, Inc., a leading digital media company in the technology, gaming and men’s lifestyle categories, today announced the acquisition of TechBargains.com®, the leading deal aggregation website for electronic products, from Exponential Interactive, Inc.  Ziff Davis is a division of j2 Global, Inc. (NASDAQGS:JCOM).

Terms of the acquisition were not disclosed and the financial impact to j2 Global is not expected to be material.

Vista Point Advisors, a San Francisco based boutique investment bank, acted as the exclusive financial advisor to Exponential Interactive.

About Ziff Davis
Ziff Davis, Inc. is the leading digital media company specializing in the technology, gaming and men’s lifestyle categories, reaching over 117 million unique visitors per month. Ziff Davis sites include IGN.com, PCMag.com, AskMen.com, ComputerShopper.com, ExtremeTech.com, Geek.com, LogicBuy.com and Toolbox.com. Ziff Davis also operates NetShelter, the largest community of technology publishers dedicated to consumer electronics, computing and mobile communications. Ziff Davis B2B is a leading provider of online research to enterprise buyers and high-quality leads to IT vendors.

About j2
j2 Global, Inc. (NASDAQGS:JCOM) provides Internet services through its two divisions: Business Cloud Services and Digital Media. The Business Cloud Services Division offers Internet fax, virtual phone, hosted email, email marketing, online backup, unified communications and CRM solutions. It markets its services principally under the brand names eFax®, eVoice®, FuseMail®, Campaigner®, KeepItSafe® and Onebox® and operates a messaging network spanning 49 countries on six continents. The Digital Media Division consists of Ziff Davis Inc., which offers technology, gaming and lifestyle content through its digital properties which include PCMag.com, IGN.com, AskMen.com, Toolbox.com and others. Ziff Davis also operates NetShelter Powered by BuyerBase, an advanced digital ad targeting platform, and Ziff Davis B2B, a leading provider of research to enterprise buyers and leads to IT vendors. As of December 31, 2012, j2 had achieved 17 consecutive fiscal years of revenue growth. For more information about j2, please visit www.j2global.com.

For more information:

For Ziff Davis:

Will Guyatt, Head of Global Communications
Will_Guyatt@ziffdavis.com
+447799 334994

For j2 Global:

Laura Hinson
800-577-1790
press@j2.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: the ability to successfully integrate TechBargains.com into Ziff Davis and the numerous other factors set forth in j2′s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 and its Digital Media Division in particular, refer to j2’s 2012 Annual Report on Form 10-K filed on March 1, 2013, and the other reports filed by j2 from time-to-time with the SEC, each of which is available at www.sec.gov and at investor.j2global.com. The forward-looking statements provided in this press release are based on limited information available to j2 at this time, which is subject to change. Although management’s expectations may change after the date of this press release, j2 undertakes no obligation to revise or update these statements.